As filed with the Securities and Exchange Commission on April 24, 2003


                                                      Registration No. 333-96647
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO. 7
                                       to


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 INTERLAND, INC.
             (Exact name of registrant as specified in its charter)

        MINNESOTA                                       41-1404301
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                           303 PEACHTREE CENTER AVENUE
                                    SUITE 500
                             ATLANTA, GEORGIA 30303
                                 (404) 720-8301

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                                                             COPIES TO:
        ALLEN L. SHULMAN, ESQ.                     T. CLARK FITZGERALD III, ESQ.
        SENIOR VICE PRESIDENT,                       ARNALL GOLDEN GREGORY LLP
      CHIEF FINANCIAL OFFICER,                       2800 ONE ATLANTIC CENTER
         AND GENERAL COUNSEL                        1201 WEST PEACHTREE STREET
303 PEACHTREE CENTER AVENUE, SUITE 500              ATLANTA, GEORGIA 30309-3450
        ATLANTA, GEORGIA 30303                            (404) 873-8622
            (404) 720-8301

(Name, address, including zip code,
 and telephone number, including
 area code, of agent for service)


     Approximate Date of Commencement of Proposed Sale to the Public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED APRIL 24, 2003



                                   PROSPECTUS


                                57,393,750 SHARES


                                 INTERLAND, INC.


                                  COMMON STOCK





     This prospectus relates to the potential offer and sale from time to time of up to 57,393,750 shares of our common stock by the shareholders identified on pages 14 and 15 of this prospectus or in any accompanying supplement to this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

     Our common stock is traded on The NASDAQ National Market under the symbol "INLD." The last reported bid price of the common stock on April 22, 2003 was $0.68 per share.


     Concurrently  with  this  offering,   Interland  has  registered  secondary
offerings of:

     o 9,701,823 shares on a registration statement on Form S-3, File No. 333-100060; and
     o 3,000,000 shares of common stock and 6,000,000 additional shares subject to warrants at an exercise price of $5.00 per share, on a registration statement on Form S-3, File No. 333-102657.




     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.






     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                 The date of this prospectus is April __, 2003.

                                TABLE OF CONTENTS

                                                                         PAGE


SUMMARY.....................................................................1


SELECTED CONSOLIDATED FINANCIAL DATA........................................4


RISK FACTORS................................................................5


FORWARD LOOKING STATEMENTS.................................................14


USE OF PROCEEDS............................................................15


SELLING SHAREHOLDERS.......................................................15


PLAN OF DISTRIBUTION.......................................................17


DESCRIPTION OF CAPITAL STOCK...............................................20


WHERE YOU CAN FIND MORE INFORMATION........................................24


LEGAL MATTERS..............................................................25


EXPERTS....................................................................25

                                     SUMMARY

     This summary highlights information that we believe is especially important concerning our business and this offering of common stock. It does not contain all of the information that may be important to your investment decision. You should read the entire prospectus, including the documents incorporated herein by reference, "Risk Factors" and our financial statements and related notes, before deciding to invest in the common stock.

WHO WE ARE


     We are a leading Web hosting company offering a broad range of business-class hosting products and services for small- and medium-sized businesses, including shared and dedicated hosting services, electronic commerce and other applications hosting services. We hosted approximately 181,000 shared hosting accounts and managed approximately 7,000 dedicated servers at February 28, 2003.


     Historically we provided a variety of computer products and related services through PC Systems, our computer manufacturing business, and SpecTek, our memory products business. During fiscal 2001, as part of our strategy to exit the PC business, we discontinued and disposed of our PC Systems business (paying the buyer $76.5 million to assume the liabilities and operations) and SpecTek (receiving an aggregate consideration of $39.6 million). We are now exclusively a Web hosting company.

     We built our Web hosting business through the acquisition and integration of nine companies and three customer account acquisitions between 1999 and the first quarter of fiscal 2003. In one of these acquisitions, in August 2001, we acquired Interland, Inc., an Atlanta, Georgia-based Web and applications hosting company serving small- and medium-sized businesses and, in connection with the acquisition of Interland-Georgia, we changed our name from Micron Electronics, Inc. to Interland, Inc. and our trading symbol to "INLD."

OUR STRATEGY

     Our strategic objective is to be the leading provider of standardized Web hosting products and services to small- and medium-sized businesses, which we consider to be the most profitable segment of the Web hosting market. We intend to profitably serve our target market by achieving scale and efficiency in our operations. Our target market is large, growing rapidly, and may be served with standardized products and services. Standardization of products and services permits the use of standardized processes and a higher degree of automation in many areas of operation, including the sales process. This approach contrasts with that of many competitors that focus on providing labor-intensive, customized solutions to larger enterprises. By delivering business-class Web hosting solutions in a scalable and efficient manner, we believe we can offer better value to our customers, leading to growing market share and profits. On the other hand, certain aspects of our target market present substantial challenges and risks. See "Risk Factors - We Operate in a New and Evolving Market with Uncertain Prospects for Growth and May Not Be Able to Sustain Growth in Our Customer Base."

     The primary goal of merging Micron Electronics and Interland-Georgia was to create a new company with much greater scale. To enhance profitability, we have embarked on an effort to acquire and integrate Web hosting accounts and businesses from competitors. We believe that such acquired accounts and businesses, added to internal account growth, will permit us to spread our fixed costs over a larger base, and to derive a greater percentage of profit from incremental revenues. Finally, we enjoy a strong financial position with low debt and substantial cash resources, and we do not expect to require additional capital. However, we have incurred operating losses since our inception. See "Risk Factors - We Have Incurred Losses Since Inception, and We Expect to Incur Losses for at Least the Next Several Quarters, Which Could Cause the Price of Interland Stock to Decline."

PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale from time to time of up to 57,393,750 shares of our common stock by the shareholders identified on pages 15 and 16 of this prospectus or in any accompanying supplement to this prospectus. These shareholders may sell their shares as described in the section of this prospectus entitled "Plan of Distribution." That section also details several contractual restrictions on the number of shares which may be sold by some shareholders, based on the passage of time and other events. We will not receive any of the proceeds from any sale of shares of common stock by the shareholders.

RECENT DEVELOPMENTS


     Hostcentric Acquisition. On December 19, 2002, we entered into an agreement to acquire Hostcentric, Inc. for $25.8 million in cash and stock. Formed in 2000, Hostcentric is a provider of a broad range of Web hosting services to small business and enterprise customers. In return for all outstanding shares of Hostcentric, Hostcentric shareholders will receive $3.0 million in cash and approximately 13.5 million shares of Interland stock. The transaction, which requires the approval of a majority of Hostcentric's shareholders, is expected to close in June 2003.

     Trellix Acquisition. On January 3, 2003, we acquired Trellix Corporation, a privately held developer of software-based Web site solutions. Founded in 1995, Trellix is a provider of private-label Web site publishing solutions, integrated business services, and low-cost hosting technology. Trellix offers a suite of site-building tools and services that enable users to create professional Web sites. Trellix's product line offers an expansion of the existing Interland product line. Trellix financial results are included in Interland's financial results beginning in January 2003. Initially, the estimated aggregate purchase price was approximately $12.2 million, however, based on Trellix's financial position on the date of close and a contractual working capital adjustment contained in the merger agreement, the actual aggregate purchase price was approximately $11.6 million consisting of $3.2 million in cash, three million shares of Interland stock, and six million warrants to purchase shares of Interland stock at a price of $5.00 per warrant. The fair value of the warrants at the date of acquisition was $0.55 each using the Black-Scholes pricing model.

     Controls and Procedures. We disclosed in our most recent annual report on Form 10-K that Interland had weaknesses in its internal and disclosure controls. Our management and independent auditors identified several matters which the auditors classified as material weaknesses or reportable conditions in accordance with the standards of the AICPA. These weaknesses and conditions were:

     o Accounts were not being appropriately analyzed and adjusted in a timely manner;
     o We were not appropriately calculating deferred revenue on our hosting contracts;
     o    We  did  not  have  an  efficient   system  for  monitoring   accounts
          receivable;
     o Restructuring and purchase accounting accruals (bandwidth and lease terminations) had not been reviewed for adequacy prior to year-end; and
     o Effective controls were not in place to ascertain that the Company's stock option plan administrator properly recorded stock option grants.

     Interland has improved its controls in these areas by:

     o Hiring 10 experienced and qualified financial management professionals including a Corporate Controller, Director of Revenue & Receivables Assurance, Manager of Financial Reporting, and Manager of Financial Systems - completed in January 2003;
     o Strengthening balance sheet account reconciliation procedures - implemented in November 2002;
     o Establishing a formal month end period close schedule with assignment of specific accountabilities - implemented in November 2002;
     o Instituting formal quarterly "search for unrecorded liabilities" procedures for all subsidiaries - implemented in December 2002;
     o Preparing comprehensive monthly operating and financial results reporting packages - implemented in November 2002;
     o Developing a comprehensive accounting policies and procedures manual - scheduled to be completed by June 2003;
     o Instituting monthly operating reviews with each of Interland's senior managers - implemented January 2003;
     o Engaging an independent consultant to assist in evaluating customer account management practices, leading to the acquisition of a new billing system scheduled to be installed and operational by December 31, 2003 - engaged September 2002;
     o Clearing up invalid credits and replacing a faulty accounts receivable aging report system - completed December 2002;

     o Adopting a systematic process for calculating deferred revenue on a daily basis - adopted October 2002;
     o Generally terminating service to and revenue recognition as to customers whose account is past due by 30 days or more implemented February 2003;
     o Implementing aggressive collection and write-off procedures for past due receivable balances - implemented November 2002; and
     o Hiring a new stock plan administrator and improving its processes for review and management of the administrator's performance - November 2002.

     We are committed to ongoing periodic reviews of our controls and their effectiveness. Controls are improving and management has no reason to believe that the financial statements included in this prospectus are not fairly stated in all material respects. Management expects to continue to improve controls each quarter to address these and other findings, if any. We expect to have all internal and disclosure controls improvements in effect by August 31, 2003, except for the new billing system, which we expect to fully implement by December 31, 2003. See "Risk Factors - Resolving Weaknesses in Disclosure and Internal Controls Could Require More Time than Anticipated, Distract Management's Attention from Interland's Day to Day Operations, or Allow Ongoing Cost Inefficiencies.

     Nasdaq Status. On March 25, 2003, Interland was notified by NASDAQ that the closing bid price for its stock had been under $1.00 for thirty consecutive trading sessions, and that a 180-day grace period has consequently begun. If the closing bid is not over one dollar for ten consecutive sessions during this grace period, Interland stock is subject to being delisted from the NASDAQ National Market in accordance with NASDAQ rules. When Interland performs its annual assessment of its goodwill on May 31, 2003, the stock price will be taken into account, and at the current market price of the stock it may be required to recognize an impairment loss. The amount of the impairment loss would be equal to the amount, if any, by which the carrying value of goodwill exceeds its fair value.


                               -----------------

     All references to "Interland," the "Company," "we," "us" or "our" in this prospectus mean Interland, Inc., a Minnesota corporation, f/k/a Micron Electronics, Inc., and all entities owned or controlled by Interland, Inc., except where it is made clear that the term means only the parent company. We report our operations on a fiscal basis with our fiscal year ending on August
31. All references in this prospectus including annual and quarterly periods are on a fiscal basis.

     Our principal executive offices are located at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303. Our telephone number is (404) 720-8301 and our Web site is located at Interland.com. Information contained in our Web site is not part of this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table summarizes our consolidated financial information and other financial data. The selected statements of income data for each of the five fiscal years in the period ended August 31, 2002 and the selected balance sheet data as of August 31, 2002, August 31, 2001, August 31, 2000, September 2, 1999 and September 3, 1998 are derived from our audited consolidated financial statements and related notes. The selected consolidated statement of income data for the six months ended February 28, 2003 and 2002 and the selected consolidated balance sheet data as of February 28, 2003 are derived from our unaudited consolidated financial statements, which, in our opinion, include all adjustments (consisting of only normal, recurring adjustments) necessary for a fair presentation.


     Dispositions. We sold our PC Systems and SpecTek business segments in 2001, and the amounts in our financial statements for all periods shown were reclassified to account for those two segments as discontinued operations. The selected statements of income data below reflect the results of our continuing operations, the Web hosting business.


     Acquisitions. During the periods covered by the data below, we completed the acquisitions of nine Web and applications hosting businesses and three customer account acquisitions: one acquisition in fiscal 2003; six acquisitions
- including the accounts and/or businesses of Interliant, AT&T, CommuniTech.Net, Dialtone Internet, Burlee Networks and iNNERHOST - in fiscal 2002; one in fiscal 2001; two in fiscal 2000; and two in fiscal 1999. These acquisitions are reflected in our consolidated financial statements as of their respective dates of acquisition.

     This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto which we have filed separately and incorporated by reference into this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.


                              SIX MONTHS ENDED                               FISCAL YEAR ENDED
                         --------------------------  ----------------------------------------------------------------
                          FEB. 28,      FEB. 28,      AUGUST 31,   AUGUST 31,    AUGUST 31,    SEPT. 2,     SEPT. 3,
                            2003         2002           2002         2001          2000          1999        1998
                         -----------   -----------   -----------  -----------   -----------  -----------  -----------

CONSOLIDATED STATEMENTS                           (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
   OF INCOME DATA:

Revenues from
   continuing operations $ 53,397       $  49,165      $ 101,628    $   60,752    $  32,862     $     464    $      --

Income (loss) from
   continuing operations  (36,520)        (39,623)        (5,272)     (145,717)     (26,192)        5,187        5,081

Net Income (loss)         (36,835)        (39,623)       (11,293)     (357,194)      41,543        36,524       47,953

Income (loss) per share
   from  continuing
   operations, basic
   and diluted              (0.26)          (0.29)         (0.04)        (1.46)       (0.27)         0.05         0.05

Net Income (loss) per
   share,  basic and
   diluted                  (0.26)          (0.29)         (0.08)        (3.58)        0.43          0.38         0.50



                                                                      AS OF
                            FEBRUARY 28,     AUGUST 31,      AUGUST 31,     AUGUST 31,     SEPTEMBER 2,    SEPTEMBER 3,
                                2003           2002            2001            2000            1999            1998
                           -------------   -------------  -------------   -------------   -------------   -------------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE
   SHEET DATA:
Total assets                $  346,548      $ 395,278       $ 429,280       $ 563,920       $ 502,826      $ 452,414
Total debt                      17,318         31,166          39,106           1,971           9,993         14,183
Shareholders' equity           269,713        297,730         296,430         506,580         458,499        416,894

                                  RISK FACTORS

     You  should  carefully   consider  the  following  factors  and  all  other
information contained in this prospectus before you make any investment decisions with respect to our securities.

     If any of the adverse events described in the following factors actually occur, or if we do not accomplish those events or objectives described in the factors as necessary to meet our expectations, our business, financial condition and operating results could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

WE HAVE INCURRED LOSSES SINCE INCEPTION, AND WE EXPECT TO INCUR LOSSES FOR AT LEAST THE NEXT SEVERAL QUARTERS, WHICH COULD CAUSE THE PRICE OF INTERLAND STOCK TO DECLINE.

     We have incurred net losses and losses from operations for all but one of each quarterly period from our inception through the first quarter of fiscal 2003. We do not expect to generate sustainable positive cash flow from continuing operations until the fourth quarter of fiscal 2003. A number of factors could increase our operating expenses, such as:

     o adapting network infrastructure and to administrative resources to accommodate additional customers and future growth;
     o    unanticipated liabilities from the sale of GTG PC; and
     o    integrating recently acquired businesses.

To the extent that increases in expenses are not offset by increased revenues, our operating losses could increase.

BECAUSE INTERLAND'S HISTORICAL FINANCIAL INFORMATION IS NOT REPRESENTATIVE OF OUR FUTURE RESULTS, INVESTORS AND ANALYSTS WILL HAVE DIFFICULTY ANALYZING INTERLAND'S FUTURE EARNINGS POTENTIAL.

     Since we have sold our non-hosting businesses and acquired other businesses in our industry, our historical financial information is not representative of our future operating results. Excluding the operations of the non-hosting business--which are classified as discontinued operations in our financial statements--non-Web hosting revenues represented approximately 7% and 30% of our total revenues for fiscal 2001 and 2000, respectively. In addition, our financial results for fiscal 2001 reflect the integration of Interland-Georgia for only 25 days. By contrast, Web hosting revenues constituted 93% of our total revenues in fiscal 2002.

WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL IS STILL EVOLVING, WHICH MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS.

     Our limited operating history makes evaluating our business operations and prospects difficult. Our range of service offerings has changed since our inception and our business model is still new and developing. We have changed from being primarily a seller of personal computers and related accessories to being exclusively a Web hosting company. Because some of our services are new, the market for them is uncertain. As a result, the revenues and income potential of our business, as well as the potential benefits of our acquisitions, may be difficult to evaluate.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS MAY FLUCTUATE, WHICH COULD CAUSE OUR STOCK PRICE TO BE VOLATILE.

     Our past operating results have fluctuated on a quarterly and an annual basis. Our quarterly and annual operating results may continue to fluctuate, due to a wide variety of factors. Because of these fluctuations, comparing our operating results from period to period is not necessarily meaningful, and you should not rely upon such comparisons as an indicator of our future performance. Factors that may cause our operating results to fluctuate include, but are not limited to:

     o    demand for and market acceptance of our services;
     o    introduction of new services or enhancements by us or our competitors;

     o technical difficulties or system downtime affecting the Internet generally or our hosting operations specifically;
     o    customer retention;
     o increased competition and consolidation within the Web hosting and applications hosting markets;
     o changes in our pricing policies and the pricing policies of our competitors; and
     o    gains or losses of key strategic relationships.

     We cannot provide any assurances that we will succeed in our plans to increase the size of our customer base, the amount of services we offer or our revenues during the next fiscal year and beyond. In addition, relatively large portions of our expenses are fixed in the short term, and therefore our results of operations are particularly sensitive to fluctuations in revenues. Also, if we cannot continue using third-party products in our service offerings, our service development costs could increase significantly.

OUR STOCK PRICE MAY BE VOLATILE WHICH COULD CAUSE YOUR INVESTMENT IN OUR COMMON STOCK TO DECREASE SIGNIFICANTLY.

     The market price of our common stock has experienced a significant decline. The price has been and is likely to continue to be highly volatile due to several factors, such as:

     o our failure to benefit from the Interland-Georgia merger or our other acquisitions as quickly as anticipated or at all or in the way financial analysts expected;
     o    variations in operating results and analyst earnings estimates;
     o    variations   in  operating   results  or  spending  by  customers  and
          competitors;
     o the volatility of stock within the sectors within which we conduct business;
     o    general decline in economic conditions; and
     o    reductions in the volume of trading in our common stock.


     During the 52 weeks ended April 22, 2003, the high and low price for Interland common stock on NASDAQ was $3.70 and $0.61, respectively. Furthermore, if the stock price stays low, we may incur an impairment to goodwill and our common stock may become subject to delisting from NASDAQ.

     On March 25, 2003, Interland was notified by NASDAQ that the closing bid price for its stock had been under one dollar for thirty consecutive trading sessions, and that a 180-day grace period has consequently begun. If the closing bid is not over $1.00 for ten consecutive sessions during this grace period, Interland stock is subject to being delisted from the NASDAQ National Market in accordance with NASDAQ rules. When Interland performs its annual assessment of its goodwill on May 31, 2003, the stock price will be taken into account, and at the current market price of the stock it will be required to recognize an impairment loss equal to the amount, if any, by which the carrying value of goodwill exceeds its fair value.


WE OPERATE IN A NEW AND EVOLVING MARKET WITH UNCERTAIN PROSPECTS FOR GROWTH AND MAY NOT BE ABLE TO SUSTAIN GROWTH IN OUR CUSTOMER BASE.


     The market for Web hosting and applications hosting services for small- and medium-sized businesses has only recently begun to develop and is evolving rapidly. Our future growth, if any, will depend upon the willingness of small- and medium-sized businesses to outsource Web and applications hosting services, our ability to increase our average revenues per customer, and our ability to retain customers. For the three months ended February 28, 2003, Interland's average monthly revenue per customer account was $27.87 for shared hosting services and $413.79 for dedicated hosting services, and its average monthly customer turnover was 3.75% for shared hosting services and 3.94% for dedicated hosting services. The corresponding average monthly revenue per customer for the three months ended February 28, 2002 was $27.47 for shared hosting services and $630.42 for dedicated hosting services, and the associated average monthly customer turnover rates were 3.50% for shared hosting services and 5.53% for dedicated hosting services. The market for our services may not develop further, consumers may not widely adopt our services and significant numbers of businesses or organizations may not use the Internet for commerce and communication. If this market fails to develop further or develops more slowly than expected, or if our services do not achieve broader market acceptance, we will not be able to grow our customer base. In addition, we must be able to differentiate our company from our competition through our service offerings and brand recognition. These activities may be more expensive than we anticipate, and we may not succeed in differentiating our company, achieving market acceptance of our services or selling additional services to our existing customer base.

BECAUSE INTERLAND'S TARGET MARKETS ARE VOLATILE, WE MAY FACE A LOSS OF CUSTOMERS OR A HIGH LEVEL OF NON-COLLECTIBLE ACCOUNTS.


     We intend to concentrate on serving small- and medium-sized businesses. This target market contains many businesses that may not be successful, and targeting this market consequently may pose substantially greater risk than other markets that we will be unable to collect our accounts receivable, and that our customers will not renew their service agreements. Moreover, we believe a significant portion of this target market is highly sensitive to price, and may be lost to a competitor with a lower pricing structure. Because few businesses in this target market employ trained technologists, this market tends to generate a high number of customer service and technical support calls. The expense of responding to these calls is considerable, and it is likely to increase in direct proportion to revenue, potentially limiting the scalability of the business. Additionally, if a customer becomes dissatisfied with our response to such calls, cancellation, non-payment, or non-renewal becomes more likely. Our strategy for minimizing the negative aspects of our target market includes:


     o continued expenditures on sales and marketing to replace failing customers;
     o capitalizing on planned efficiencies to become a profitable provider at the lowest sustainable price;
     o automating customer care and technical support to reduce the cost per call, and to minimize the time spent by our personnel; and
     o intensive training and supervision of customer care and technical support personnel to maximize customer satisfaction.

We can give no assurance, however, that any of these measures will succeed, and our failure to manage these risks could decrease revenues and profitability.

IF WE DO NOT SUCCESSFULLY INTEGRATE THE OPERATIONS AND PERSONNEL OF ACQUIRED BUSINESSES IN A TIMELY MANNER, THIS WILL DISRUPT OUR BUSINESS AND NEGATIVELY AFFECT OUR OPERATING RESULTS.

     We face risks related to integrating and managing the operations and personnel of acquired businesses. Integration is a complex, time-consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. We must operate as a combined organization utilizing common information and telecommunications systems, operating procedures, financial controls and human resources practices.

     We may encounter substantial difficulties, costs and delays in integrating the operations of acquired companies, including:

     o    potential incompatibility of business cultures;
     o    potential conflicts in marketing or other important relationships;
     o potential operating inefficiencies and increased costs associated with having and integrating different information and telecommunications systems;
     o potential decline in the level of customer service and customer satisfaction; and
     o    the loss of key personnel in the acquired business.

THE BENEFITS OF ACQUISITIONS MAY BE LOWER THAN EXPECTED AND COSTS MAY BE HIGHER THAN EXPECTED, WHICH COULD HARM OUR FINANCIAL RESULTS AND LOWER THE VALUE OF OUR COMMON STOCK.

     We expect to realize cost reductions due to efficiencies created by recent requisitions by enabling us to:

     o integrate and expand our nationwide technical support capabilities over a larger customer base;
     o    integrate our information and telecommunications systems;
     o    market a larger, combined business;

     o    eliminate excess data center capacity; and
     o    achieve  overall  economies  of  scale  for  the  combined   company's
          telecommunications costs.

     Through   February   28,   2003,   as   part   of  the   integration   with
Interland-Georgia and other acquisitions, we have:

     o    reduced 568 positions from our total headcount;
     o    reduced the number of our facilities by four; and
     o    incurred approximately $10.0 million in merger and integration costs.

     Although we expect to realize cost efficiencies from the merger, we cannot guarantee that we will realize all expected cost efficiencies or state the amount of any cost efficiencies with any certainty. We expect to incur costs associated with the consolidation and integration of the companies' services and operations. If the total costs of the merger and related consolidation and integration exceed estimates, or if the cost efficiencies of the merger are less than expected, our revenues and profitability will suffer. Any shortfall in anticipated operating results could cause the market price of our common stock to decline.

WE HAVE INCURRED SIGNIFICANT ACCOUNTING CHARGES RELATING TO RECENT ACQUISITIONS OF INTERLAND-GEORGIA, COMMUNITECH.NET, DIALTONE INTERNET, INNERHOST, AND TRELLIX WHICH WILL DELAY PROJECTED ACHIEVEMENT OF PROFITABILITY FOR THE WEB HOSTING BUSINESS.

     We have accounted for all company acquisitions using the purchase method of accounting. Under this accounting method the purchase price is allocated to assets acquired and liabilities assumed. The following acquisitions have been recorded:


     o Interland-Georgia - Based on the purchase price of $127.2 million, we recorded $17.5 million of intangible assets other than goodwill and $103.0 million of goodwill on our balance sheet, which resulted in amortization expense of intangible assets of $0.8 million in the second quarter of 2003.

     o CommuniTech.Net - Based on the purchase price of $11.0 million, we recorded $3.7 million of intangible assets other than goodwill and $6.9 million of goodwill on our balance sheet, which resulted in amortization expense of intangible assets of $0.3 million in the second quarter of 2003.

     o Dialtone - Based on the purchase price of $15.8 million, we recorded $4.2 million of intangible assets other than goodwill and $10.1 million of goodwill on our balance sheet, which resulted in amortization expense of intangible assets of $0.4 million in the second quarter of 2003.

     o iNNERHOST - Based on the purchase price of $17.7 million, we recorded $3.6 million of intangible assets other than goodwill and $9.3 million of goodwill on our balance sheet. The iNNERHOST purchase price allocation was completed during the quarter ended February 28, 2003 and the previously recorded estimates of amortization expense were adjusted so that life-to-date amortization expense agreed to the final intangible asset amortization schedules. The adjustment resulted in the reversal of $0.2 million of amortization expense of intangible assets recorded in the second quarter of fiscal 2003.

     o Trellix - Based on a purchase price of approximately $11.6 million, we recorded approximately $6.0 million of intangible assets other than goodwill and $8.1 million of goodwill on our balance sheet, which resulted in amortization expense of intangible assets of approximately $0.2 million in the second quarter of 2003.

     We have recorded an aggregate of $137.7 million in goodwill on our balance sheet. In accordance with the requirements of SFAS 142, we test for goodwill impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying amount. Any potential impairment will affect our financial results in the future. Interland does its annual assessment on May 31. The market price of Interland's stock has experienced significant volatility during the last fiscal year. If the price of Interland's stock stays at its current levels such that the market capitalization of Interland is less than Interland's recorded book value, Interland's annual goodwill impairment test will result in a significant impairment loss equal to the carrying amount of its goodwill in excess of its fair value.


WE COULD INCUR LIABILITIES IN THE FUTURE RELATING TO OUR PC SYSTEMS BUSINESS, WHICH COULD CAUSE ADDITIONAL OPERATING LOSSES.

     We could incur liabilities from the sale of the PC Systems business to GTG PC. According to the terms of our agreement with GTG PC, we retained liabilities relating to the operation of the PC systems business prior to the closing of the transaction, including liabilities for taxes, contingent liabilities and liabilities for accounts payable accrued prior to the closing. We also agreed to indemnify GTG PC and its affiliates for any breach of our representations and warranties contained in the agreement for a period of two years, or for the applicable statute of limitations for matters related to taxes. Our indemnification obligation is capped at $10.0 million. Except for claims for fraud or injunctive relief, this indemnity is the exclusive remedy for any breach of our representations, warranties and covenants contained in the agreement with GTG PC. Accordingly, we could be required in the future to make payments to GTG PC and its affiliates in accordance with the agreement, which could adversely affect our future results of operations and cash flows. To date we have not had to satisfy any such claims.

WE COULD INCUR ADDITIONAL LOSSES RELATED TO OUR RESTRUCTURING.

     We may incur additional losses if we underestimated the costs associated with our restructuring. In connection with the acquisition of Interland-Georgia in August 2001, we adopted a restructuring plan to close several offices and data centers, discontinue the use and development of software and eliminate other redundant assets. As a result, we recorded a restructuring charge of $110.3 million. The restructuring charge included $9.4 million related to the closure of offices and data centers, the write-off of $69.7 million of goodwill and intangible assets relating to prior acquisitions, $26.9 million for asset write-downs, $0.7 million related to personnel termination costs and $3.6 million related to other costs. During the second quarter of 2003, we approved and initiated a program to exit certain facilities and consolidate those operations into other existing facilities. The plan provides for the closure of three data center facilities, a reduction of those related workforces of approximately 150 employees, and the termination of bandwidth and data connectivity contracts in place at these facilities. Management expects to completely exit the facilities by May 31, 2003. We expect to incur $3.2 million in lease termination costs of which $1.3 million has been incurred through February 28, 2003; $1.6 million in bandwidth termination fees of which $1.6 million has been incurred through February 28, 2003; $0.6 million in employee termination benefits of which $0.2 million has been incurred through February 28, 2003. The balance of the restructuring reserve at February 28, 2003 after payments and write-downs was $8.9 million. We accrued liabilities which we believe are adequate to cover all of the costs associated with the restructuring. However, if our estimates are inadequate, we will have to record additional restructuring charges.


BECAUSE WE FACE INTENSE COMPETITION, WE MAY NOT BE ABLE TO OPERATE PROFITABLY IN OUR MARKETS.

     The Web hosting and applications hosting markets are highly competitive and are becoming more so, which could hinder our ability to successfully market our products and services. We may not have the resources, expertise or other competitive factors to compete successfully in the future. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many of our competitors have greater name recognition and more established relationships in the industry than we. As a result, these competitors may be able to:

     o develop and expand their network infrastructures and service offerings more rapidly;
     o adapt to new or emerging technologies and changes in customer requirements more quickly;
     o    take advantage of acquisition  and other  opportunities  more readily;
          and
     o devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can.


     Current and potential competitors in the market include Web hosting service providers, applications hosting providers, Internet service providers, telecommunications companies, large information technology firms that provide a wide array of information technology services, and computer hardware suppliers. These competitors may operate in one or more of these areas and include companies such as Verio and Affinity.


IMPAIRMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD NEGATIVELY AFFECT OUR BUSINESS OR COULD ALLOW COMPETITORS TO MINIMIZE ANY ADVANTAGE THAT OUR PROPRIETARY TECHNOLOGY MAY GIVE US.

     We currently have no patented technology that would preclude or inhibit competitors from entering the Web hosting market that we serve. While we may file patent applications on particular aspects of our technology, we cannot be sure that we will receive any patents. While it is our practice to enter into agreements with all employees and some of our customers and suppliers to prohibit or restrict the disclosure of proprietary information, we cannot be sure that these contractual arrangements or the other steps we take to protect our proprietary rights will prove sufficient to prevent illegal use of our proprietary rights or to deter independent, third-party development of similar proprietary assets.

     Effective copyright, trademark, trade secret and patent protection may not be available in every country in which our products and services are offered. We currently are, and in the future may be, involved in legal disputes relating to the validity or alleged infringement of our intellectual property rights or those of a third party. Intellectual property litigation is typically extremely costly and can be disruptive to business operations by diverting the attention and energies of management and key technical personnel. In addition, any adverse decisions could subject us to significant liabilities, require us to seek licenses from others, prevent us from using, licensing or selling certain of our products and services, or cause severe disruptions to operations or the markets in which we compete which could decrease profitability.

     Periodically, we are made aware of claims, or potential claims, that technology we used in our discontinued operations may have infringed on intellectual property rights held by others. We have accrued a liability and charged operations for the estimated costs of settlement or adjudication of several asserted and unasserted claims for alleged infringement relating to our discontinued operations prior to the balance sheet date. Resolution of these claims could be costly and decrease profitability.

UNFAVORABLE RESULTS OF EXISTING LITIGATION MAY CAUSE US TO HAVE ADDITIONAL EXPENSES OR OPERATING LOSSES.

     Interland is defending an employee class action lawsuit claim filed in the U.S. District Court for Idaho. In this case five individual plaintiffs claim they were employees of Micron Electronics between 1999 and April 2001. The plaintiffs claim that they, and other similarly situated employees, did not receive overtime pay to which they were entitled under the Fair Labor Standards Act. Interland disputes these claims and believes the plaintiffs are not entitled to any material additional wages. The court conditionally certified a class of not more than 800 former employees. The parties are continuing to conduct discovery. Interland is unable to estimate our total expenses, possible loss or range of loss that may ultimately be connected with the matter. This potential liability remains with Interland even though we sold the PC Systems business.


     In February 2003, Gabriel Murphy and Bryan Heitman, the former principals of CommuniTech, which was acquired by Interland in February 2002, filed a lawsuit against Interland, its CEO, Joel Kocher, and Interland's subsidiary, Communitech.net, Inc., in Jackson County, Missouri claiming, among other things, that Interland acted unreasonably in failing to have the registration statement, which includes their shares, declared effective by the SEC on a timely basis and claiming that Interland and/or Mr. Kocher made inaccurate disclosures in connection with Interland's acquisition of CommuniTech. The complaint alleges $26.7 million in damages and asks for other compensatory and punitive damages in an unspecified amount. Interland believes that these claims are without merit and will not have a material adverse effect on Interland, and intends to vigorously defend the claims.

     In February 2003, we filed a lawsuit in Cobb County, Georgia, against Mr. Murphy. Our lawsuit claims, among other things, that Mr. Murphy breached certain covenants under his employment agreement, and also demands payment from Mr. Murphy under his delinquent promissory notes. These notes are collateralized by 2,735,275 shares of Interland's common stock and the receivable balance is shown on the balance sheet as a reduction in equity. Interland is seeking an injunction against further violations of Mr. Murphy's obligations, compensatory and punitive damages in an unspecified amount for the covenant violations, and immediate foreclosure on the shares securing the note. On March 31, 2003, the court heard oral argument on Interland's motion for a preliminary injunction. A ruling is expected within the next 60 days.

     On March 14, 2003 Halo Management, LLC, filed a suit against Interland in the U.S. District Court for the Northern District of California. The suit alleges that Interland's use of "blueHALO" (U.S. Patent and Trademark Office Serial No. 78/135,621) to describe its proprietary web hosting architecture infringes the plaintiff's registered trademark Halo (U.S. Patent and Trademark Office Serial No. 75/870,390; Registration No. 2,586,017). The suit requests an injunction against Interland's use of its blueHALO mark and unspecified money damages. Interland believes the claims are without merit, will not have a material adverse effect on Interland, and plans to vigorously defend the matter.


     Periodically, we are made aware that technology we used in our discontinued operations may have infringed on intellectual property rights held by others. We have evaluated all such claims and, if necessary and appropriate, sought to obtain licenses for the use of such technology. If we or our suppliers were unable to obtain licenses necessary to use intellectual property in our discontinued operations' products or processes, we may be forced to defend legal actions taken against us relating to allegedly protected technology. We evaluate all such claims and accrued a liability and charged operations for the estimated costs of settlement or adjudication of claims for alleged infringement as of the respective dates of the balance sheets incorporated in this prospectus.
Resolution of these claims could have a material adverse effect on future results of operations and cash flows.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR MARKET.

     Our success will depend, in part, on our ability to attract and retain key management, technical and sales and marketing personnel. We attempt to enhance our management and technical expertise by recruiting qualified individuals who possess desired skills and experience in certain targeted areas. We experience strong competition for such personnel in the Web hosting industry. Our inability to retain employees and attract and retain sufficient additional employees, and information technology, engineering and technical support resources, could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key personnel could limit our ability to develop and market our products and services.

WE DEPEND ON RESELLERS TO MARKET AND SELL MANY OF OUR SERVICES. WE DO NOT CONTROL OUR RESELLERS, AND IF WE FAIL TO DEVELOP OR MAINTAIN GOOD RELATIONS WITH OUR RESELLERS, WE MAY NOT ACHIEVE EXPECTED GROWTH IN CUSTOMERS AND REVENUES.

     An element of our growth strategy is to use more third parties to resell our services. Many of these resellers are Web development or Web consulting companies that also sell our Web hosting services, but that generally do not have established customer bases to which they can market our services. We are not currently dependent on any one reseller to generate a significant level of business, but we have benefited from business generated by the reseller channel. Although we try to provide our resellers with incentives such as price discounts on our services that resellers seek to resell at a profit, the failure of our services to be commercially accepted in some markets, whether as a result of a reseller's performance or otherwise, could cause our current resellers to discontinue their relationships with us.

WE ARE VULNERABLE TO SYSTEM FAILURES, WHICH COULD HARM OUR REPUTATION AND CAUSE OUR CUSTOMERS TO SEEK REIMBURSEMENT FROM US AND TAKE THEIR BUSINESS TO ANOTHER PROVIDER.

     We must be able to operate the systems that manage our network around the clock without interruption. Our operations depend upon our ability to protect network infrastructure, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Although we attempt to build redundancy into our networks, the networks remain subject to various points of failure. For example, a problem with one of our routers (devices that move information from one computer network to another) or switches could cause an interruption in services to a portion of our customers. In the past, we have experienced periodic service interruptions. In addition, failure by any of our telecommunications providers to provide us the data communications capacity we require, as a result of human error, a natural disaster or other operational disruption, could produce service interruptions. Future interruptions could:

     o    cause customers or end users to seek damages for losses incurred;
     o    require us to replace existing equipment or add redundant facilities;
     o    damage our reputation for reliable service;
     o    cause existing customers to cancel their contracts;  or
     o    make it more difficult for us to attract new customers.

VULNERABILITY OF OUR DATA CENTERS AND NETWORKS TO SECURITY BREACHES COULD CAUSE DISRUPTIONS IN OUR SERVICE, LIABILITY TO THIRD PARTIES, OR LOSS OF CUSTOMERS.

     A significant barrier to electronic commerce and communications is the need for secure transmission of confidential information over public networks. Some of our services rely on licensed, third-party security technology that provides the encryption and authentication necessary to effect secure transmission of confidential information. Despite the design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional actions and other disruptions could occur. In the past, we have experienced, and we may experience in the future, delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. In addition, inappropriate use of the network by third parties could jeopardize the security of confidential information, such as credit card and bank account numbers, stored in our computer systems. These security risks expose us to potential liability and could also cause us to lose existing and potential customers. In addition, third parties could intentionally interfere with the operation of customers' Web sites, by, for example, causing an overload of traffic to these Web sites.

     Although we intend to continue implementing industry-standard security measures, third parties may be able to overcome the measures we implement. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive, and efforts to address such problems could cause interruptions, delays or cessation of service to customers, and harm our reputation and growth. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, especially as a means of conducting commercial transactions.

DISRUPTION OF OUR SERVICES CAUSED BY UNKNOWN SOFTWARE DEFECTS COULD HARM OUR BUSINESS AND REPUTATION.

     Our service offerings depend on complex software, including proprietary software tools and software licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our services or enhancements until we deploy the software. Although we have not experienced any material software defects to date, defects may occur in the software we use. These defects could cause service interruptions, which could damage our reputation, increase our service costs, cause revenue losses, delay market acceptance or divert our development resources.

PROVIDING   SERVICES  TO  CUSTOMERS   WITH  CRITICAL  WEB  SITES  AND  WEB-BASED
APPLICATIONS COULD POTENTIALLY EXPOSE US TO LAWSUITS FOR CUSTOMERS' LOST PROFITS OR OTHER DAMAGES.

     Because our Web hosting and applications hosting services are critical to many of our customers' businesses, any significant interruption in those services could result in lost profits or other indirect or consequential damages to our customers, as well as negative publicity and additional expenditures for us to correct the problem. Although the standard terms and conditions of our customer contracts disclaim liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Web site or application problem that the customer may ascribe to our service. A court might not enforce limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations even if we believe we have meritorious defenses to claims. In such cases, we could be liable for substantial damage awards, which might exceed our liability insurance by significant amounts, seriously harming our business.

WE COULD FACE LIABILITY FOR INFORMATION DISTRIBUTED THROUGH OUR NETWORK.

     The law relating to the liability of online services companies for information carried on or distributed through their networks is currently unsettled. Online services companies could be subject to claims under both United States and foreign law for defamation, negligence, copyright or trademark infringement, violation of securities laws or other theories based on the nature and content of the materials distributed through their networks. Several private lawsuits seeking to impose such liability are currently pending against other companies. In addition, organizations and individuals have sent unsolicited commercial e-mails from servers hosted by service providers to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. We may, in the future, receive complaints from recipients of information transmitted by our customers objecting to this transmission. Although we prohibit our customers by contract from spamming, we cannot assure you that our customers will not engage in this practice, which could subject us to claims for damages.

     In addition, we may become subject to proposed legislation that would impose liability for or prohibit the transmission over the Internet of some types of information. Other countries may also enact legislation or take action that could impose liability on us or render us unable to operate in those countries. The imposition upon Interland or other online services of potential liability for information carried on or distributed through our systems may require us to implement measures to reduce our exposure, which may require expending substantial resources, or discontinuing service offerings. Increased attention to liability issues as a result of these lawsuits and legislative proposals also could affect the growth of Internet use.

INTERLAND'S BUSINESS OPERATES IN AN UNCERTAIN LEGAL ENVIRONMENT, WHERE FUTURE GOVERNMENT REGULATION AND LAWSUITS COULD RESTRICT INTERLAND'S BUSINESS OR CAUSE UNEXPECTED LOSSES.

     Due to the increasing popularity and use of the Internet, laws and regulations with respect to the Internet may be adopted at federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. We cannot fully predict the nature of future legislation and the manner in which government authorities may interpret and enforce that legislation. As a result, Interland and our customers could be subject to potential liability under future legislation, which in turn could restrict our operations or cause additional expenses or losses. For example, if legislation were adopted in the U.S. or internationally that makes transacting business over the Internet less favorable or otherwise curtails the growth of the Internet, this could reduce demand for our products and services and reduce sales and profits.

     In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. These laws generally pre-date the advent of the Internet and related technologies and, as a result, do not consider or address the unique issues of the Internet and related technologies. Changes to laws intended to address these issues could create uncertainty in the marketplace, reducing demand for our services or increasing the cost of doing business as a result of litigation costs or increased service delivery costs.


RESOLVING WEAKNESSES IN DISCLOSURE AND INTERNAL CONTROLS COULD REQUIRE MORE TIME THAN ANTICIPATED, DISTRACT MANAGEMENT'S ATTENTION FROM INTERLAND'S DAY TO DAY OPERATIONS, OR ALLOW ONGOING COST INEFFICIENCIES.

     Interland disclosed in its Form 10-K for the fiscal year ending August 31, 2002 that it had some material weaknesses in its internal and disclosure controls and procedures. In Interland's Form 10-Q for the quarter ending
November 30, 2002 it reported some areas in which it has made progress. In addition management believes that its use of alternative mitigating disclosure and reporting processes has been sufficient to provide it with a good faith belief that there are no material inaccuracies or omissions from its recent Form 10-K or Form 10-Q. However, management recognizes that further improvements in its disclosure controls and procedures and internal controls and procedures are appropriate. The implementation of these remaining improvements will be time consuming and expensive. In this regard management is unable to estimate the financial impact of:


     o A delay in the implementation of remaining necessary internal and disclosure control improvements;
     o The effects of management's distraction caused by the implementation of the procedural improvements; and,
     o The ongoing cost inefficiencies caused by the weaknesses in internal controls pending completion of the requisite improvements.


     Furthermore, uncertainty over these factors and the delay in implementation may cause additional volatility in Interland's stock price.


SUBSTANTIAL FUTURE SALES OF SHARES BY SHAREHOLDERS COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     If our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. Micron Technology Foundation beneficially owned approximately 43% of our outstanding common stock at the time of the Interland-Georgia transaction. On February 8, 2002, those shareholders sold approximately 52.8 million shares. The parties who purchased the shares held by the Foundation agreed to observe restrictions on resale. See "Selling Shareholders" and "Plan of Distribution." These
shareholders have the right to require us to register their shares for sale pursuant to an existing registration rights agreement, and most are among the selling shareholders. As of February 6, 2003, the shares purchased from the Foundation are now also eligible for resale on the public markets without registration, subject to volume limitations and holding period requirements imposed by Rule 144 of the Securities Act.

                           FORWARD LOOKING STATEMENTS

     This prospectus, and the information incorporated herein by reference, contains forward-looking statements and information made or provided by us that are based on the beliefs of our management as well as estimates and assumptions made by and information currently available to our management. The words "could," "may," "might," "will," "would," "shall," "should," "pro forma," "potential," "pending," "intend," "believe," "expect," "anticipate," "estimate," "plan," "future" and other similar expressions generally identify forward-looking statements, including, in particular, statements regarding future services, market expansion and pending litigation. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, which are as of their respective dates. Such forward-looking statements reflect the views of our management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions, including, without limitation, in addition to those identified in the text surrounding such statements, those identified under "Risk Factors" and elsewhere in this prospectus.

     Some of the forward-looking statements contained in this prospectus include:

     o statements regarding the expected benefits to be derived from the Interland-Georgia merger or other acquisitions;
     o statements regarding the expectation that Interland will generate positive cash flow from ongoing operations in the first quarter of fiscal 2004;
     o statements regarding the adequacy of Interland's available cash resources;
     o    statements regarding existing litigation; and
     o statements regarding Interland's strategy for minimizing certain negative aspects of its target markets.

     In addition, important factors to consider in evaluating such forward-looking statements include changes or developments in United States and international economic, market, legal or regulatory circumstances, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors, the actions or omissions of third parties, including suppliers, customers, competitors and United States and foreign governmental authorities, and various other factors. Should any one or more of these risks or uncertainties materialize, or the underlying estimates or assumptions prove incorrect, actual results may vary significantly and markedly from those expressed in such forward-looking statements, and there can be no assurance that the events described in forward-looking statements contained in this prospectus will in fact occur.

     Given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. We disclaim any obligation to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus, to reflect future events or developments.

                                 USE OF PROCEEDS

     This prospectus relates to the offer and sale of our common stock by the shareholders named herein. We will not receive any direct proceeds from the sale of the common stock. As noted in "Plan of Distribution," we loaned $2.7 million to one of the selling shareholders, and he has agreed to apply a portion of the proceeds from the sale of his shares under this prospectus to repayment of this loan. Any proceeds received by Interland will be used for working capital purposes. We will pay all expenses related to the registration of the common stock except underwriting discounts and commissions and fees and expenses of counsel for the selling shareholders.

                              SELLING SHAREHOLDERS

     The shareholders named below have contractual rights to require us to register the resale of their shares, and have elected to exercise those rights.

     A portion of the common stock to which this prospectus relates was purchased by shareholders who acquired our common stock from Micron Technology Foundation. On February 8, 2002, those shareholders acquired approximately 52.8 million shares from the Foundation. These shareholders, identified in the table below, succeeded to contractual restrictions on resale of the shares they purchased and to the right to participate in the sale of shares pursuant to this prospectus. See "Plan of Distribution" for further information.

     A portion of the common stock to which this prospectus relates is being offered by former shareholders of CommuniTech.Net. On January 24, 2002, we issued an aggregate 5,375,000 shares of common stock to Mr. Murphy and Mr. Heitman in connection with the acquisition of CommuniTech.Net. We also entered into a stock rights agreement granting them the right to require us to register the shares. See "Plan of Distribution" for further information regarding restrictions on the number of shares which the former shareholders of CommuniTech.Net, and their successors, may sell.

     The following table states the name of each shareholder who may sell under this prospectus and, for each shareholder, the number of shares of our common stock beneficially owned as of March 31, 2003, and the percentage of our stock that number represents; the number of shares which may be sold using this prospectus; and the number of shares of common stock that will be beneficially owned after the completion of this offering (assuming the sale of all shares offered), and the percentage of our common stock that number represents.


                                                  BENEFICIAL OWNERSHIP PRIOR                            BENEFICIAL OWNERSHIP
                                                       TO THE OFFERING                                  AFTER THE OFFERING (1)
                                                 -----------------------------  NUMBER OF SHARES    -----------------------------
NAMES OF  SHAREHOLDERS                               SHARES        PERCENTAGE        OFFERED           SHARES        PERCENTAGE
-----------------------------------------------  -------------- --------------  -----------------   -------------- --------------

Altar Rock Fund L.P.**(2).................            32,556            *                  32,556           0           *
BK Capital Partners IV, L.P.**(3).........            84,800            *                  84,800           0           *
The Balousek Family Limited Partnership DTD
    1/8/99** (4) .........................           100,000            *                 100,000           0           *
Carpenters Pension Trust for Southern
    California**(3)                                3,578,600           2.6%             3,578,600           0           *
First New York Securities, L.L.C.**(5)....           400,000            *                 400,000           0           *
Hartford Capital Appreciation Fund**(6)...        13,100,000           9.5%            13,100,000           0           *
Bryan Heitman  (7)........................           961,500            *                 961,500           0           *
Kahn Capital Partners LP**(8).............         2,400,000           1.8%             2,400,000           0           *
Kahn Capital Partners Offshore**(8).......           600,000            *                 600,000           0           *
Joel J. Kocher**(9) ......................         2,894,863           2.1%               200,000   2,694,863         2.0%
Robert and Carolyn C. Lee, trustees for the
    1986 Lee Family Trust, dated 12/4/86** (10)      200,000            *                 200,000           0           *
Gabriel Murphy (7)........................         3,632,250           2.6%             3,632,250           0           *
PAR Investment Partners, L.P.** (12)......        20,000,000          14.6%            20,000,000           0           *
Raptor Global Portfolio LTD**(2)..........         4,630,813           3.4%             4,630,813           0           *
Robert T. Slezak & Jane G. Slezak, Co-trustees
    of the Robert T. Slezak Trust dated July 8,
    1999**(13) ...........................           848,500            *                 800,000      48,500           *
Stinson Capital Fund (Cayman), Ltd.**(3)..           289,100            *                 289,100           0           *
Stinson Capital Partners II, L.P.**(3)....           688,900            *                 688,900           0           *
Stinson Capital Partners III, L.P.**(3)...           603,900            *                 603,900           0           *
Stinson Capital Partners, L.P.**(3).......           993,176            *                 993,176           0           *
Stinson Capital Partners (QP), L.P.(3)....         1,034,524            *               1,034,524           0           *
The Common Fund Multi-strategy Equity Fund**(3)      224,100            *                 224,100           0           *
Tudor BVI Global Portfolio LTD** (2)(11)..           872,741            *                 872,741           0           *
Tudor Proprietary Trading LLC** (2)(11)...           463,890            *                 463,890           0           *
United Brotherhood of Carpenters Pension
    Fund**(3).............................           502,900            *                 502,900           0           *
Vardon International, Ltd.** (11)(14).....           533,400            *                 533,400           0           *
Vardon Partners II, L.P.** (11)(14).......           319,200            *                 319,200           0           *
Vardon Partners, L.P.** (11)(14)..........           147,400            *                 147,400           0           *



----------------------
*    Less than 1% of outstanding shares.
** This shareholder acquired all the shares offered hereby from Micron Technology Foundation and has agreed to certain restrictions on sales of these shares. See "Plan of Distribution ? Certain Restrictions on Sales by Other Shareholders."
(1) Assumes that all common stock offered will be sold, that we will not issue additional shares before the offering is completed, and that the shareholder will not acquire more shares before completion of the offering.
(2) James J. Pallotta is the Managing Director of Tudor Investment Corporation, the general partner of the shareholder, and has voting and investment control over the shares.
(3) Information provided is based in part on a Schedule 13D filed on February 20, 2002, by Blum Capital Partners, L.P., a California limited partnership, ("Blum L.P."); Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."); and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. (collectively, the "Blum Reporting Persons"). Blum L.P. is a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission. The sole general partner of Blum L.P. is RCBA Inc. The Blum Reporting Persons effectively control Stinson Capital Fund (Cayman), Ltd., Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P., Stinson Capital Partners III, L.P., and Stinson Capital Partners (QP), L.P., and also exercise voting and investment control over shares held by Carpenters Pension Trust for Southern California, the Common Fund Multi-Strategy Equity Fund, and the United Brotherhood of Carpenters Pension Fund. Each of the Blum Reporting Persons reports that it shares voting and dispositive power over the shares reported above. According to the Schedule 13D, the Blum Reporting Persons share voting and investment control over an aggregate of 8,000,000 shares, or approximately 5.8% of the outstanding shares of Interland. The principal office for each of the Blum Reporting Persons is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(4) These shares are beneficially owned by Mr. John Balousek. Mr. Balousek has served as a member of the Board of Directors since August 1999. Excludes 12,000 shares and currently exercisable options for 47,187 shares held by Mr. Balousek.
(5) This shareholder has identified itself as a broker-dealer, and under interpretations of the staff of the Securities and Exchange Commission, is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. Richard W. Shea, Jr. is the Managing Partner of the shareholder, and holds voting and investment control over the shares.
(6) These shares are managed for the shareholder by Wellington Management Company, LLP, who may be deemed to beneficially own the shares. Edward Shapiro is a director of Interland and was a Vice President with Wellington Management. Wellington Management is a registered investment company under the Investment Company Act of 1940.
(7) Messrs. Murphy and Heitman were principal shareholders of CommuniTech.net. Mr. Heitman was employed by the Company from the closing of the CommuniTech.net acquisition until January 2003. Mr. Murphy was employed by the Company from that closing until approximately September 30, 2002. 2,735,275 of the shares shown above as held by Mr. Murphy are subject to a pledge agreement in favor of Interland to secure two promissory notes that are now in default. Absent a settlement between Mr. Murphy and Interland, the Company intends to foreclose upon these shares in which case they will not be available for sale. For information regarding restrictions on sales of stock by Messrs. Murphy and Heitman, see "Plan of Distribution--Certain Restrictions on Sales by Mr. Murphy and Mr. Heitman." In July 2002, Interland repurchased 468,750 shares from Mr. Murphy at a total purchase price of $1,500,000 and 312,500 shares from Mr. Heitman for a total purchase of $1,000,000. Interland has filed a lawsuit against Mr. Murphy in Georgia, and Mr. Murphy and Mr. Heitman, in turn, have filed a lawsuit against Interland in Missouri, relating to the registration of the shares above and allegedly inaccurate disclosures or non-disclosures in connection with Interland's acquisition of CommuniTech. See "Risk Factors - Unfavorable Results of Existing Litigation May Cause Us to Have Additional Expenses or Operating Losses."
(8) Brian Kahn is the Manager of the shareholder, and holds voting and investment control over the shares.
(9) Mr. Kocher is Chairman and Chief Executive Officer of Interland. He joined Interland in January 1998 as President, Chief Operating Officer and Director. Includes 2,603,618 shares subject to currently exercisable options.
(10) The shares shown above are beneficially owned by Mr. Robert Lee. Mr. Lee has served as a member of the Board of Directors since April 1999. Excludes holdings of Mr. Lee individually of 13,000 shares and currently exercisable options to purchase 34,187 shares.
(11) This shareholder has represented to us that although it is affiliated with a broker-dealer, it purchased the securities shown in the ordinary course of business, and at the time of the purchase of the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(12) Represents 20,000,000 shares held by PAR Investment Partners, L.P. ("PAR Investment"), of which PAR Group, L.P. is a general partner. PAR Capital Management, Inc. provides investment management services for PAR Investment. Mr. Shapiro has served as a member of the Board of Directors of Interland since April 2002, and is a Vice President and shareholder of PAR Capital Management, Inc., and a limited partner of PAR Group, L.P. Excludes 20,000 shares subject to currently exercisable options owned by Mr. Shapiro. PAR Capital Management, Inc. is a reporting company under the Exchange Act.
(13) The shares shown above are beneficially owned by Mr. Robert Slezak. Mr. Slezak has served as a member of the Board of Directors since August 2001. These shares are held by a trust of which Mr. Slezak is the sole beneficiary and co-trustee with his spouse, Jane G. Slezak. Excludes 14,166 shares subject to currently exercisable options owned by Mr. Slezak.
(14) Richard W. Shea, Jr. is the Managing Member of the shareholder and holds voting and investment control over the shares.

                              PLAN OF DISTRIBUTION

     The shareholders named herein may offer and sell shares of common stock offered by this prospectus during the two-year period beginning on the date of this prospectus, in one or more of the following transactions:

     o on The NASDAQ National Market or any other quotation service or securities exchange that lists the common stock for trading;

     o    in the over-the-counter market;
     o in transactions other than on such exchanges or in the over-the-counter market;
     o    in negotiated transactions;
     o in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale;
     o by pledge to secure debts and other obligations or on foreclosure of a pledge; and
     o through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock, whether the options are listed on an options exchange or otherwise.

     The named shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions. These shareholders have advised us that they have no arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus; however, shareholder First New York Securities, LLC, is itself a broker-dealer.

     The shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, broker-dealers may either receive discounts or commissions from the shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. We will pay all registration fees and expenses for the common stock offered by this prospectus.

     The shareholders and any underwriter, agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" within the meaning of Section 2(11) under the Securities Act of 1933 and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be considered underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the shareholders named herein against certain liabilities arising under the Securities Act from sales of common stock. Selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

     Because selling shareholders and any underwriter, agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed to be "underwriters" under the Securities Act, the selling shareholders and any underwriter, agent, broker or dealer that participates in sales of common stock offered by this prospectus will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The NASDAQ National Market pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to their sales of common stock. Under Regulation M, in connection with a distribution of securities effected by or on behalf of the selling security holder, it shall be unlawful for such person, or any affiliated purchaser of such person, directly or indirectly, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period.

     In addition, the selling shareholders may from time to time sell short our common stock and, in such instances, this prospectus may be delivered in connection with such short sales and the shares of common stock offered under this prospectus may be used to cover such short sales. Any short sales and purchases to cover short positions will be subject to the Regulation M restrictions mentioned above.


     The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act will apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict market-making activities during the applicable restricted period. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     Instead of selling common stock under this prospectus, shareholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

     With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

     o    the specific shares of common stock to be offered and sold;
     o    the names of the selling shareholders;
     o the respective purchase prices and public offering prices and other material terms of the offering;
     o    the names of any participating agents, broker-dealers or underwriters;
          and
     o any applicable commissions, discounts, concessions and other items constituting compensation from the selling shareholders.

     In addition, upon Interland being notified by a selling shareholder that a permitted transferee to which the right to utilize this prospectus, as determined in accordance with the registration rights agreement, has been transferred intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     Shareholders who sell shares using this prospectus may also include persons who obtain common stock from one of the named shareholders as a gift, for no consideration upon dissolution of a corporation, partnership or limited liability company, on foreclosure of a pledge or in another private transaction; provided, however, that if a permitted transferee intends to sell more than 500 shares of such Interland common stock, the filing of a supplement to this prospectus will be required.

CERTAIN RESTRICTIONS ON SALES BY MR. MURPHY AND MR. HEITMAN

Stock Rights Agreement

     Mr. Murphy and Mr. Heitman have agreed not to sell or otherwise dispose of the Interland shares they received in the sale of CommuniTech.Net, except as permitted in the Stock Rights Agreement.

     Under the terms of the Stock Rights Agreement, beginning March 8, 2002, and on each month thereafter for the next 10 months, Mr. Murphy and Mr. Heitman would have been able to each sell an additional 10.0% of his Interland shares. That percentage increased to 20.0% per month for either person if his employment with Interland ceases. On December 8, 2002, all shares not previously released were to be released for sale. These restrictions have now lapsed, but the shares are subject to the escrow agreement described below.

     Mr. Murphy agreed to apply 50% of the proceeds, net of taxes and brokers' fees, from the sale of those shares not pledged to Interland to reduce the obligations under his promissory notes.

Escrow Agreement

     Mr. Murphy and Mr. Heitman also entered into a one-year escrow agreement pursuant to which Mr. Murphy and Mr. Heitman deposited an aggregate of 806,250 shares of common stock to secure performance and discharge of indemnification obligations related to the CommuniTech.Net acquisition. The escrow agreement makes no provision for sale of these shares by Mr. Murphy or Mr. Heitman prior to their release from escrow, except for sales back to Interland to satisfy claims under the escrow agreement. Interland has given notice to Messrs Murphy and Heitman and to the escrow agent that it has claims that may entitle it to have recourse against the escrow shares.

Stock Pledge Agreement

     Pursuant to two promissory notes dated February 8, 2002, Mr. Murphy borrowed $2,735,275 from Interland. The indebtedness was documented in two promissory notes: a non-recourse promissory note in the principal amount of $2,000,000 and a recourse promissory note in the principal amount of $735,275. To secure payment, Mr. Murphy entered into a stock pledge agreement pledging 2,735,275 shares of our common stock. Under the stock pledge agreement, Mr. Murphy may not sell, or permit third party liens in, the pledged shares, except that Mr. Murphy may sell the pledged shares if all of the net proceeds are paid against amounts due under the notes. As of the date of this prospectus, repayment of the notes is past due. As part of its lawsuit against Mr. Murphy, Interland has demanded repayment and has undertaken to foreclose on these shares. These shares will not be available for sale until the notes are repaid or the obligations are otherwise settled.

CERTAIN RESTRICTIONS ON SALES BY OTHER SHAREHOLDERS

Investor Rights Agreement Transfer Restrictions

     Pursuant to an Investor Rights Agreement, certain shareholders, with respect to shares acquired by them from Micron Technology Foundation on February 8, 2002 and subject to certain exceptions, agreed not to sell or otherwise transfer any such shares until May 6, 2002. Those shareholders are identified at "Shareholders with Registration Rights."

     The exceptions, subject to applicable law, include sales or transfers:

     o    to Interland or a person approved of by Interland;
     o    in a merger or consolidation;
     o    pursuant to a plan of liquidation approved by Interland's board;
     o to any affiliate of such shareholder or any mutual fund or other pooled investment vehicle for which such shareholder serves as a general partner, managing member, investment advisor or in another similar capacity; or
     o    to certain other Interland shareholders. 1

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is based upon our articles of incorporation, as amended; our bylaws, as amended; and applicable provisions of law. We have summarized the material provisions of the articles and bylaws below. The summary is not complete. Our articles of incorporation and bylaws are included as exhibits to this prospectus.

     Certain provisions of our articles of incorporation, our bylaws and the Minnesota Business Corporation Act may have an anti-takeover effect, as summarized below. These provisions could delay, defer or prevent tender offers or takeover attempts you might consider in your best interests, such as those offering a premium over the market price for your shares.

AUTHORIZED CAPITAL STOCK

     Our articles of incorporation currently authorize us to issue 210 million shares of stock, par value $.01 per share, including common stock and any other series or class of stock which the board may designate.

COMMON STOCK


     On March 31, 2003, there were outstanding 144,800,161 shares of common stock, par value $.01 per share, held by approximately 1,900 shareholders of record. Our common stock trades on The NASDAQ National Market under the symbol "INLD."

     Subject to the rights of the holders of any preferred stock or other similar senior equity securities, each holder of common stock is entitled to receive any dividends our board of directors declares out of funds legally available. If we liquidate, holders of common stock are entitled to share equally in any distribution of our assets, after we pay our liabilities and the liquidation preference of any preferred stock or other similar senior equity securities.

     Each holder of common stock is entitled to one vote per share on all matters presented to a vote of shareholders, including the election of directors. All questions are decided by a majority vote of the shares represented at a meeting at which a quorum is present, except as provided otherwise by Minnesota law or by the rules of a stock exchange or quotation system on which any class or series of our stock may be listed or quoted. Generally, the holders of a majority of the shares entitled to vote constitute a quorum. All outstanding common stock is fully paid and non-assessable. Our common stock does not carry cumulative voting rights, or any of the following:

     o preemptive rights to purchase or subscribe for any stock or other securities;
     o    conversion rights;
     o    redemption rights; or
     o    sinking fund provisions.

     Our articles of incorporation contain no restrictions on the alienability of our common stock. Except as disclosed in the sections entitled "Certain Articles of Incorporation and Bylaw Provisions" and "Minnesota Anti-Takeover Law" below, there are no provisions in our articles or bylaws or any agreement or plan involving us that would discriminate against any existing or prospective holder of common stock as a result of a holder owning a substantial amount of common stock.

PREFERRED STOCK AND OTHER SIMILAR SENIOR EQUITY SECURITIES

     Our board of directors has the authority under our articles of incorporation to create and issue one or more classes or series of stock up to the overall number of shares of stock authorized, and to determine all rights, limitations and preferences of any such class or series, including voting, liquidation, and dividend rights. We have no shares of preferred stock or other senior equity securities designated, and the board has no current plans to designate or issue any. However, the board could, under our bylaws, create and issue preferred stock or other similar senior equity securities without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted. Issuing such preferred stock or other similar senior equity securities could adversely affect the voting and other rights of common shareholders.

     The board could also create and issue equity securities with rights, privileges or restrictions that would effectively discriminate against existing or prospective shareholders who beneficially own, or commence a tender offer for, a substantial amount of common stock. Having authorized but unissued and unreserved shares of capital stock may discourage or make more difficult an attempt by a potential acquirer to obtain control of Interland by means of a merger, tender offer, proxy contest or otherwise. Issuing such shares of capital stock might therefore deter or prevent a change in control without any further shareholder action, which protects the continuity of our management.

CERTAIN ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

     Shareholders' rights and related matters are governed by our articles of incorporation and bylaws, and by the Minnesota Business Corporation Act. Certain provisions of our articles and bylaws could delay, deter or prevent a change in control or make it more difficult to effect changes in management.

     Issuance of Preferred Stock or Other Similar Senior Equity Securities. As described above, our articles permit the board of directors to issue preferred stock or other similar senior equity securities without shareholder approval and to determine the rights and privileges of the newly issued securities. Issuing such preferred stock or other similar senior equity securities could allow the board to confer rights upon existing shareholders that would make a takeover less desirable.

     Special Meeting Call Restrictions. A special meeting of shareholders must be called by:

     o    the Chief Executive Officer;
     o    the Chief Financial Officer;
     o    any two or more directors; or
     o one or more shareholders holding 10% or more of the shares entitled to vote on the matters to be presented to the meeting.

This provision may make it more difficult for shareholders to take action opposed by our board, including any sale of Interland, which the shareholders may favor.

     Number of Directors, Removal, Filling Vacancies. Under our bylaws, the board of directors may increase the number of directors on the board. The board also fills any vacancies on the board, including newly created directorships. A director elected by the board serves only until a successor is elected by the shareholders at the next annual or special meeting.

     For a period of two years after August 6, 2001, all directors, except those named by the board to fill a vacancy, may be removed from the board only for cause. Otherwise, holders of a majority of the shares entitled to vote at an election of directors may, by affirmative vote, remove any or all directors from office with or without cause.

     Amendment of Charter and Bylaw Provisions. Our board may adopt, amend or repeal any provision of the bylaws, subject to the power of the shareholders to amend or repeal such bylaws, except that the board may not:

     o    alter the quorum for shareholders' meetings;
     o    prescribe   procedures   for  removing   directors  or  filling  board
          vacancies; or
     o fix the number, classifications, qualifications, or terms of office of directors, except that the board may increase the number of directors.

Amendments to the articles of incorporation require the affirmative vote by a majority of the shares present and entitled to vote. An amendment cannot be submitted to a vote unless it has been approved by the affirmative vote of a majority of the directors present, or it is proposed by a shareholder or shareholders holding at least 3% of the shares entitled to vote. The board is not obligated to present substantially the same shareholder-proposed amendments more than once during a 15-month period, except to the extent required by federal securities laws and regulations.

     Cumulative Voting. Our common stock does not have cumulative voting rights. This means that the owners of more than 50% of the shares may elect all the directors if they choose to do so, in which case the holders of the remaining shares would not be able to elect any directors.

     Liability and Indemnification of Directors and Officers. Our articles of incorporation and bylaws contain provisions permitted by Minnesota law relating to the liability of directors and officers. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as:

     o    breach of the director's duty of loyalty;
     o    acts  or  omissions  not  in  good  faith  or  involving   intentional
          misconduct or a knowing violation of law; or
     o any transaction from which the director derived improper personal benefit.

Our articles of incorporation provide for elimination and limitation of directors' liability to the fullest extent allowed by the Minnesota Business Corporation Act, including future amendments.

     We will indemnify and hold harmless to the fullest extent permitted by the Minnesota Business Corporation Act, including future amendments, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, if that person is or was a director, officer, employee or agent of Interland or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Indemnification will be made for civil, criminal, administrative or investigative proceedings. We will also pay the expenses incurred in connection with these proceedings before their final disposition to the fullest extent authorized by the Minnesota Business Corporation Act.

     These provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter us or our shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. Although the provisions do not affect equitable remedies such as injunctive relief or rescission, or alter a director's liability under federal securities laws, in many situations these remedies may not be effective. For example, injunctive relief will not be beneficial when shareholders have no prior awareness of the board's consideration of a particular transaction or event.

     We have entered into indemnification agreements with each of our current directors and certain of our executive officers and intend to enter into such indemnification agreements with each of our other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We have obtained directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of $30.0 million, including a reimbursement policy in favor of us.

MINNESOTA ANTI-TAKEOVER LAW

     Minnesota law contains provisions regulating takeovers of publicly held corporations like Interland. These provisions generally discourage or make more difficult takeovers or changes in control.

     Limitations on "control share acquisitions." Under section 302A.671 of the Minnesota Business Corporation Act, shares in a public corporation that have been acquired in a "control share acquisition" generally cannot be voted unless voting rights have been approved as specified in the statute. Generally, a "control share acquisition" is a transaction in which a person acquires, directly or indirectly, beneficial ownership of a number of shares such that all the shares beneficially owned by the person would entitle the person to at least 20% of the voting power if section 302A.671 did not apply.

     Limitations on combinations with "interested shareholders." Under section 302A.673, a public corporation may not engage in a business combination with a person who is an "interested shareholder," or that person's affiliate or associate, for four years after the person becomes an interested shareholder, without approval by a committee of "disinterested" directors. Generally, an "interested shareholder" is a person who beneficially owns, directly or indirectly, at least 10% of the voting power of the outstanding shares, or who is an affiliate or associate of the corporation and at any time within the past four years has beneficially owned, directly or indirectly, at least 10% of the voting power of the then outstanding shares.

     "Fair price" requirement for takeover offers. Under section 302A.675, a person who engages in a "takeover offer" may not acquire additional shares of the same class for two years after the takeover offer without giving the selling shareholder a reasonable opportunity to sell the shares on terms substantially equivalent to those that were offered in the takeover offer. However, the section does not apply if, before the offeror purchased any shares in the takeover offer, the subsequent acquisition was approved following certain procedures set forth in the statute.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our common stock is:

          Wells Fargo Shareowner Services
          161 N. Concord Exchange
          South Saint Paul, MN 55075
          Phone: 1-800-468-9716


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. We have filed a registration statement on Form S-3 with the SEC to register under the Securities Act the common stock offered hereby. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the common stock offered hereby. Although the prospectus describes the material provisions of documents referenced herein and filed as exhibits, statements contained herein concerning the provisions of any such document are not necessarily complete. In each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

     The following documents, which we have filed with the SEC (file number 000-17932), are incorporated by reference in and made a part of this prospectus:


     o Our annual report on Form 10-K for the fiscal year ended August 31, 2002, filed November 29, 2002, as amended by our Form 10-K/A filed on December 30, 2002, Form 10-K/A filed on January 14, 2003, and Form 10-K/A filed on April 18, 2003;
     o Our quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2002 filed on January 14, 2003, as amended by Form 10-Q/A filed on April 18, 2003;
     o Our quarterly report on Form 10-Q for the fiscal quarter ended February 28, 2003, filed on April 14, 2003;
     o Our current report on Form 8-K filed on August 6, 2001, as amended by Form 8-K/A on September 24, 2002;
     o    Our current  report on Form 8-K filed on  September  24,  2002;
     o    Our current report on Form 8-K filed on October 17, 2002;
     o    Our current report on Form 8-K filed on December 20, 2002;
     o Our current report on Form 8-K filed on January 13, 2003, as amended by Form 8 K/A filed on March 24, 2003; and
     o    Our current report on Form 8-K filed on March 27, 2003.

     We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering. We also are incorporating any filings under these sections filed after the date of the initial filing of this registration statement and prior to the effectiveness of the registration statement. These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC.


     You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. This information is also available without charge upon written or oral request to:

                                 Interland, Inc.
                           Attention: General Counsel
                           303 Peachtree Center Avenue
                                    Suite 500
                             Atlanta, Georgia 30303
                                 (404) 720-8301

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the common stock in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus has been passed upon for Interland by Arnall Golden Gregory LLP, Atlanta, Georgia.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Interland, Inc. for the year ended August 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 [COMPANY LOGO]






                         57,393,750 SHARES COMMON STOCK






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                                   PROSPECTUS
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                                 APRIL __, 2003

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All expenses, other than fees and expenses of legal or other advisors to the selling shareholders, will be paid by Interland. Such expenses are as follows:*

         SEC registration fee...............................      $   16,540
         NASDAQ listing fee.................................          22,500
         Printing expenses..................................          10,000
         Accounting fees and expenses.......................          10,000
         Legal fees and expenses............................          50,000
         Miscellaneous......................................           3,460
                                                                  -----------
                  Total.....................................      $  112,500
                                                                  ===========
----------------------
*The amounts set forth, except for the filing fees for the SEC, are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Unless prohibited or limited in a corporation's articles or bylaws, Section 302A.521 of the Minnesota Business Corporation Act requires indemnification of a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person, against judgments, penalties, fines, settlements and reasonable expenses (including attorney's fees and disbursements) incurred by such person in connection with a threatened or pending proceeding if the person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed the conduct to be in the best interests of the company or, in the case of conduct occurring in such person's official capacity for another organization, reasonably believed the conduct was not opposed to the best interests of the company. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in our name.

     As permitted by the Minnesota Business Corporation Act, our articles of incorporation provide that each director shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 (regarding liability of directors for illegal distributions) or 80A.23 (regarding the sale of unregistered securities and fraud in connection with the sale of securities) of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when the provision in the articles became effective.

     As permitted by the Minnesota Business Corporation Act, our bylaws provide that the company shall indemnify any director, officer or employee made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person in accordance with the Minnesota Business Corporation Act.

     In addition,  Section  302A.521,  subdivision 3, of the Minnesota  Business
Corporation Act requires us to pay reasonable expenses in advance of final disposition of the proceeding in certain instances unless limited by the articles of incorporation or bylaws of the company. Neither our articles of incorporation nor our bylaws impose any limitation on the advancement of expenses if the statutory provisions are met.

     We have entered into indemnification agreements with each of our current directors and certain of our executive officers and intend to enter into such indemnification agreements with each of our other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We have obtained directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of $30.0 million, including a reimbursement policy in favor of us.

ITEM 16.  EXHIBITS

                                                             INCORPORATED BY REFERENCE TO OUR             FILED
                                                              PREVIOUS FILINGS WITH THE SEC             HEREWITH
                                                         -----------------------------------------    --------------
EXHIBIT        DESCRIPTION                                 FORM        DATE          NUMBER
-------        -----------                               ---------  ---------       --------

 2.01          Agreement of Merger, dated as of             S-4      3/13/95           2.1
               October  10,  1994,  as amended by
               the first  amendment  thereto, dated
               as of December 13, 1994, by and among
               ZEOS, MCI and MCMS

 2.02          Articles of Merger, dated April 7,           8-K       4/7/95           2.2
               1995, by and among ZEOS, MCI and MCMS

 2.04          Agreement and Plan of Merger dated           8-K      4/10/01          2.01
               March 22, 2001, by and among the
               Registrant, Imagine Acquisition
               Corporation and Interland, Inc., a
               Georgia corporation
               ("Interland-Georgia")

 2.05          Membership Interest Purchase Agreement,     10-Q      5/31/01          2.01
               dated as of April 30, 2001, by and
               between the Registrant and GTG PC
               Holdings, LLC

 2.06          First Amendment to Membership Interest      10-Q      5/31/01          2.02
               Purchase Agreement and Form of
               Contributions Agreement, dated as of
               May 31, 2001, by and between the
               Registrant and GTG PC Holdings, LLC

 2.07(1)       Agreement and Plan of Merger dated as       10-Q      5/31/02          2.07
               of May 3, 2002, by and between Dialtone
               Inc., Jaguarcub Acquisition
               Corporation, Dialtone Stockholders'
               Representative, Inc., and Interland,
               Inc.

 2.08(1)(2)    Agreement and Plan of Merger dated as
               of August 30, 2002 by and among
               Interland, Inc., Panthercub Acquisition
               Corporation, iNNERHOST, Inc., Spire
               Capital Partners, L.P., Spire
               Investments, L.L.C., Waller-Sutton
               Media Partners, L.P. and the other
               stockholders of iNNERHOST, Inc.



                                                             INCORPORATED BY REFERENCE TO OUR             FILED
                                                              PREVIOUS FILINGS WITH THE SEC             HEREWITH
                                                         -----------------------------------------    --------------
EXHIBIT        DESCRIPTION                                 FORM        DATE          NUMBER
-------        -----------                               ---------  ---------       --------
 2.09          Agreement and Plan of Merger dated as        8-K      12/20/02          2.1
               of December 19, 2002 by and among
               Interland, Inc., Bobcat Acquisition
               Corporation, Hostcentric, Inc. and
               William Bunting, Steve Harter, and
               Dominique Bellanger as Stockholders
               Representatives

 2.10(1)       Merger Agreement and Plan of                S-3/A     3/17/03          2.10
               Reorganization, dated as of December
               11, 2002, among Trellix Corporation ,
               Interland, Inc. and Cheetah Acquisition
               Corporation

 3.01          Unofficial Restated Articles of             10-Q      5/31/02          3.01
               Incorporation of Registrant (as amended
               through April 24, 2002)

 3.02          Unofficial Restated Bylaws of               10-Q      5/31/02          3.02
               Registrant (as amended through August
               6, 2001)

 4.01          Form of Stock Certificate of the            10-K      8/31/01          4.01
               Registrant

 4.02          Applicable provisions of the Articles
               of Incorporation and Bylaws of the
               Registrant (included as part of
               Exhibits 3.01 and 3.02 hereto)

 4.03          February 8, 2002 Investor Rights            10-Q      2/28/02         10.109
               Agreement by and among Interland, Inc.,
               PAR Investment Partners, L.P., Hartford
               Capital Appreciation Fund, and certain
               other stockholders

 4.04(2)       February 8, 2002 Stock Rights Agreement
               by and among Interland, Inc., Bryan
               Heitman and Gabriel Murphy

 4.05          March 28, 2002 Amendment to Stock           10-Q      5/31/02         10.112
               Rights Agreement by and among
               Interland, Inc., Bryan Heitman and
               Gabriel Murphy

 4.06(2)       July 11, 2002 Amendment to Stock Rights
               Agreement by and among Interland, Inc.,
               Bryan Heitman and Gabriel Murphy

 4.07          December 31, 2002 Amendment to Stock        S-3/A     3/17/03          4.07
               Rights Agreement by and among
               Interland, Inc., Bryan Heitman, and
               Gabriel Murphy

 4.08          Escrow Agreement dated February 8, 2002     S-3/A     3/17/03          4.08
               by and among Interland, Inc., Bryan
               Heitman, Gabriel Murphy and SunTrust
               Bank as Escrow Agent

 5(2)          Opinion of Arnall Golden Gregory LLP


                                                             INCORPORATED BY REFERENCE TO OUR             FILED
                                                              PREVIOUS FILINGS WITH THE SEC             HEREWITH
                                                         -----------------------------------------    --------------
EXHIBIT        DESCRIPTION                                 FORM        DATE          NUMBER
-------        -----------                               ---------  ---------       --------
 23.01         Consent of Independent Accountants                                                           x

 24(2)         Power of Attorney

----------------

     (1) Schedules and exhibits have been omitted from this exhibit. A list of omitted schedules and exhibits is set forth immediately following the table of contents of the exhibit. Copies will be provided to the Commission upon request.

     (2) Previously filed.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 24th day of April, 2003.


                                INTERLAND, INC.


                                /s/  Allen L. Shulman
                                --------------------------------------------
                                Allen L. Shulman
                                Senior Vice President, Chief Financial Officer, and General Counsel
                                (Principal Financial Officer)


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                               Title                                   Date

/s/ Joel J. Kocher                                      Chairman of the Board, President        April 24, 2003
--------------------------------------------            and Chief Executive Officer
Joel J. Kocher                                          (Principal Executive Officer)


/s/ Allen L. Shulman                                    Senior Vice President, Chief            April 24, 2003
--------------------------------------------            Financial Officer, and General
Allen L. Shulman                                        Counsel (Principal Financial
                                                        Officer)


/s/ Robert F. Kerris                                    Assistant Vice President and            April 24, 2003
--------------------------------------------            Corporate Controller (Principal
Robert F. Kerris                                        Accounting Officer)


*                                                       Director                                April 24, 2003
--------------------------------------------
John B. Balousek

*                                                       Director                                April 24, 2003
--------------------------------------------
Robert Lee

*                                                       Director                                April 24, 2003
--------------------------------------------
Robert T. Slezak

*                                                       Director                                April 24, 2003
--------------------------------------------
Edward Shapiro


By:  */s/ Allen L. Shulman
     ---------------------------------------
     Allen L. Shulman
     Attorney-in-fact

EXHIBIT INDEX


                                                             INCORPORATED BY REFERENCE TO OUR             FILED
                                                              PREVIOUS FILINGS WITH THE SEC             HEREWITH
                                                         -----------------------------------------    --------------
EXHIBIT        DESCRIPTION                                 FORM        DATE          NUMBER
-------        -----------                               ---------  ---------       --------

 2.01          Agreement of Merger, dated as of             S-4      3/13/95           2.1
               October  10,  1994,  as amended by
               the first  amendment  thereto, dated
               as of December 13, 1994, by and among
               ZEOS, MCI and MCMS

 2.02          Articles of Merger, dated April 7,           8-K       4/7/95           2.2
               1995, by and among ZEOS, MCI and MCMS

 2.04          Agreement and Plan of Merger dated           8-K      4/10/01          2.01
               March 22, 2001, by and among the
               Registrant, Imagine Acquisition
               Corporation and Interland, Inc., a
               Georgia corporation
               ("Interland-Georgia")

 2.05          Membership Interest Purchase Agreement,     10-Q      5/31/01          2.01
               dated as of April 30, 2001, by and
               between the Registrant and GTG PC
               Holdings, LLC

 2.06          First Amendment to Membership Interest      10-Q      5/31/01          2.02
               Purchase Agreement and Form of
               Contributions Agreement, dated as of
               May 31, 2001, by and between the
               Registrant and GTG PC Holdings, LLC

 2.07(1)       Agreement and Plan of Merger dated as       10-Q      5/31/02          2.07
               of May 3, 2002, by and between Dialtone
               Inc., Jaguarcub Acquisition
               Corporation, Dialtone Stockholders'
               Representative, Inc., and Interland,
               Inc.

 2.08(1)(2)    Agreement and Plan of Merger dated as
               of August 30, 2002 by and among
               Interland, Inc., Panthercub Acquisition
               Corporation, iNNERHOST, Inc., Spire
               Capital Partners, L.P., Spire
               Investments, L.L.C., Waller-Sutton
               Media Partners, L.P. and the other
               stockholders of iNNERHOST, Inc.

 2.09          Agreement and Plan of Merger dated as        8-K      12/20/02          2.1
               of December 19, 2002 by and among
               Interland, Inc., Bobcat Acquisition
               Corporation, Hostcentric, Inc. and
               William Bunting, Steve Harter, and
               Dominique Bellanger as Stockholders
               Representatives

 2.10(1)       Merger Agreement and Plan of                S-3/A     3/17/03          2.10
               Reorganization, dated as of December
               11, 2002, among Trellix Corporation ,
               Interland, Inc. and Cheetah Acquisition
               Corporation



                                                             INCORPORATED BY REFERENCE TO OUR             FILED
                                                              PREVIOUS FILINGS WITH THE SEC             HEREWITH
                                                         -----------------------------------------    --------------
EXHIBIT        DESCRIPTION                                 FORM        DATE          NUMBER
-------        -----------                               ---------  ---------       --------
 3.01          Unofficial Restated Articles of             10-Q      5/31/02          3.01
               Incorporation of Registrant (as amended
               through April 24, 2002)

 3.02          Unofficial Restated Bylaws of               10-Q      5/31/02          3.02
               Registrant (as amended through August
               6, 2001)

 4.01          Form of Stock Certificate of the            10-K      8/31/01          4.01
               Registrant

 4.02          Applicable provisions of the Articles
               of Incorporation and Bylaws of the
               Registrant (included as part of
               Exhibits 3.01 and 3.02 hereto)

 4.03          February 8, 2002 Investor Rights            10-Q      2/28/02         10.109
               Agreement by and among Interland, Inc.,
               PAR Investment Partners, L.P., Hartford
               Capital Appreciation Fund, and certain
               other stockholders

 4.04(2)       February 8, 2002 Stock Rights Agreement
               by and among Interland, Inc., Bryan
               Heitman and Gabriel Murphy

 4.05          March 28, 2002 Amendment to Stock           10-Q      5/31/02         10.112
               Rights Agreement by and among
               Interland, Inc., Bryan Heitman and
               Gabriel Murphy

 4.06(2)       July 11, 2002 Amendment to Stock Rights
               Agreement by and among Interland, Inc.,
               Bryan Heitman and Gabriel Murphy

 4.07          December 31, 2002 Amendment to Stock        S-3/A     3/17/03          4.07
               Rights Agreement by and among
               Interland, Inc., Bryan Heitman, and
               Gabriel Murphy

 4.08          Escrow Agreement dated February 8, 2002     S-3/A     3/17/03          4.08
               by and among Interland, Inc., Bryan
               Heitman, Gabriel Murphy and SunTrust
               Bank as Escrow Agent

 5(2)          Opinion of Arnall Golden Gregory LLP

 23.01         Consent of Independent Accountants                                                           x

 24(2)         Power of Attorney

----------------

     (1) Schedules and exhibits have been omitted from this exhibit. A list of omitted schedules and exhibits is set forth immediately following the table of contents of the exhibit. Copies will be provided to the Commission upon request.

     (2) Previously filed.





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